Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), entered into as of August 28, 2019 is made and entered into by and between Viela Bio, Inc. (“Company”) and Aaron Ren (“Employee”).

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Employee agree as follows:

1.	Employment and Term.

1.1.    Effective Date. This Agreement is effective as of August 26, 2019.

1.2.    Term.

(a)      Commencing as of the Effective Date, the Company shall employ Employee, and Employee hereby accepts employment, on the terms and conditions set forth in this Agreement. The period of Employee’s employment by the Company subject to this Agreement (the “Term”) shall begin on the Effective Date and shall continue, unless the Agreement is terminated earlier pursuant to Section 5 of this Agreement, until January 31, 2022.

(b)      Immediately following January 31, 2021 and continuing for a period of no less than sixty (60) calendar days thereafter, the Company and Employee will negotiate in good faith as to whether to extend Employee’s employment and the terms on which Employee’s employment will be extended. Neither the Company nor Employee will be obligated, however, to extend Employee’s employment or to agree to terms of such extension, and the non-extension of this Agreement shall not constitute a termination qualifying for severance under Section 4 or 5 of the Viela Bio, Inc. Executive Severance Plan (the “Severance Plan”).

2.	Position, Duties, and Performance.

2.1.      Position. Employee shall serve as the Head of Business Development and Operations of the Company. Employee shall report directly to the Chief Executive Officer of the Company (the “CEO”) and have such responsibilities and authority as the CEO may assign from time to time. Employee agrees to perform such duties consistent with Employee’s position and as the CEO may reasonably direct.

2.2.      Place of Work. Employee’s primary workplace shall be at the Company’s offices in Maryland. Employee understands that Employee’s duties will require periodic travel, which may be substantial at times.

2.3.      Performance. Employee shall devote substantially all Employee’s working time and use Employee’s reasonable best efforts, knowledge and experience to perform successfully Employee’s duties and advance the interests of the Company and its affiliates. Employee shall perform Employee’s duties in compliance with this Agreement and all applicable laws and Company policies and practices, including any employee handbook that may be published, amended, or revised from time to time in the Company’s discretion.

2.4.      Other Activities. During the Term, without the prior written consent of the Company, the Employee shall not (i) render services of a business, professional, or commercial nature to any other person or entity, or (ii) engage, directly or indirectly, in any other business activity (whether or not for compensation, including service on a board of directors). Notwithstanding the foregoing, Employee shall be permitted to (a) serve as a director on up to two boards of directors (including for this purpose, any subsidiary board of the Company) with the prior approval of the Board (which approval will not be unreasonably delayed or denied); and (b) engage in civic, charitable, or community services; provided that the Employee’s outside activities listed in (a) and (b) above do not individually or in the aggregate materially interfere with his duties as Head of Business Development and Operations, do not breach the Restrictive Covenant Agreement, do not create a conflict of interest, and do not breach any Company policy.

2.5.    Representation; No Conflicts. Employee represents and warrants that Employee has full right, power, and authority to execute the terms of this Agreement. Employee’s execution of this Agreement, employment with the Company, and performance of Employee’s duties hereunder will not violate any obligations Employee may have to any other employer, person, or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3.	Compensation and Benefits.

3.1.    Base Salary. Employee’s annual base salary for all services rendered hereunder shall be $283,000 (the “Base Salary”), less applicable withholdings, payable in accordance with the Company’s policies, procedures and practices as in effect from time to time.

3.2.    Annual Bonus. Employee shall be eligible to earn an annual cash bonus targeted at 35% of the Base Salary (an “Annual Bonus”). The actual amount of any Annual Bonus earned will be determined by the CEO based on the achievement of individual and company goals established by the Company at the beginning of each bonus year. The Employee must be employed on December 31 of the applicable bonus year to receive an Annual Bonus for that year, and any earned Annual Bonus will be paid prior to March 15 of the year following the year to which it relates.

3.3.    Vacation. Employee shall be entitled to earn paid vacation and other time off pursuant to Company policy as in effect from time to time.

3.4.    Business Expenses. Employee shall be reimbursed for all reasonable business expenses actually incurred by Employee in performing services under this Agreement in accordance with the applicable Company policies and practices as in effect from time to time. Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

3.5.    Equity. Employee will be eligible for an annual equity grant targeted at 150% of the Base Salary (the “Annual Equity Grant”) under the Viela Bio, Inc. Amended and Restated 2018 Equity Plan (the “Equity Plan”), as determined by the Board of Directors in its sole discretion. All equity awards will be subject to the terms and conditions of the Equity Plan and the terms of a separate award agreement to be entered into between the Employee and the Company on the receipt of each grant.

3.6.    Severance. The Employee will be a participant in the Severance Plan and will be eligible for benefits in accordance with the terms of the Severance Plan if the Employee’s employment terminates under qualifying circumstances. Notwithstanding any other term of the Plan, however, the Employee will be eligible for severance benefits under Section 4 of the Severance Plan if the Employee resigns his employment with Good Reason (as that term is defined in the Severance Plan) during the Term and prior to the commencement of any Change in Control Period (as that term is defined in the Severance Plan).

3.7.    Other Benefits. The Employee will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to employees generally, in accordance with the terms of such plans, practices, and programs as in effect from time to time. The Company reserves the right to cancel or modify its benefits at any time.

4.         Restrictive Covenant Agreement. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as additional incentive for the Company to enter into this Agreement, Employee agrees to continue to be bound by and to continue to abide by the Restrictive Covenant Agreement dated January 31, 2018 attached hereto as Exhibit A. Employee agrees that the terms of the Restrictive Covenant Agreement shall survive the termination or expiration of this Agreement as set forth in the Restrictive Covenant Agreement.

5.         At Will Employment. The Employee’s employment is at will, such that either the Executive or the Company may terminate the Executive’s employment at any time, for any reason and with or without notice.

6.	Governing Law and Dispute Resolution.

6.1.    Governing Law. This Agreement will be governed and interpreted in accordance with the laws of the State of Maryland, without regard to or application of choice-of-law rules or principles, and without regard to the place of execution or the place of performance thereof.

6.2.    Dispute Resolution. Subject to Section 6.3 (regarding equitable relief), any disputes or claims arising under or in connection with this Agreement, claims related to the termination of the Agreement, any and all claims related in any way to the Employee’s employment or termination of employment shall be resolved by binding arbitration, to be held in Montgomery County, Maryland in accordance with the rules and procedures of the American Arbitration Association, including its Employment Arbitration Rules, to be conducted before an arbitrator appointed by mutual agreement of Employee and the Company. If Employee and the Company cannot agree on an arbitrator, each of the Company and Employee shall select one arbitrator, which two arbitrators in turn shall mutually appoint an arbitrator to conduct the arbitration. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof. Each party shall bear its own counsels’ fees in arbitration or litigation, and the other costs of the arbitration shall be divided equally between the Employee and the Company. Given the level of the Employee’s compensation and benefits package, the Employee confirms that he has the ability to bear half of the costs of the arbitration.

6.3.    Equitable Relief; Rights and Remedies. Nothing in this Agreement shall limit the rights of the Company to seek equitable relief from any court of competent jurisdiction in the event of a breach or threatened breach of the Restrictive Covenant Agreement. No right, power or remedy conferred upon a party in this Agreement shall be exclusive, and each such right, power and remedy shall be cumulative and in addition to every other right, power, or remedy, whether conferred in this Agreement, the Restrictive Covenant Agreement, or any other agreement, or now or hereafter available at law or in equity or by statute or otherwise.

7.	Withholding and Section 409A.

7.1.    Withholding. All amounts paid under this Agreement shall be paid less all tax and other withholdings that the Company determines is required by law or authorized by Employee.

7.2.    Compliance with Section 409A. This Agreement shall be construed consistently with the mutual intent that all payments and benefits required hereunder be exempt from or comply with the requirements of Section 409A of the Code, as amended, and the Treasury regulations thereunder (“Section 409A”). If any provision of this Agreement is ambiguous but a reasonable interpretation of the provision would either cause this Agreement to be exempt from or comply with Section 409A, the parties intend that this Agreement be construed in accordance with the interpretation that would cause this Agreement to be exempt from or comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from or comply with Section 409A, and nothing in this Agreement shall require the Company to satisfy Employee’s obligation to pay, or indemnify Employee with respect to, required taxes on any amounts or benefits provided under this Agreement, including any taxes imposed under Section 409A. Each installment payment under this Agreement is intended to be treated as a separate payment for purposes of Section 409A. A termination of employment will not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A. If, upon separation from service, Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service and would otherwise be paid within six months after Employee’s separation from service will instead be paid in the seventh month following Employee’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)), or if earlier, upon Employee’s death.

8.	Miscellaneous Provisions.

8.1.    Severability. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal having competent jurisdiction to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

8.2.    Parties Bound. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. The Company may assign this Agreement to its successors, subsidiaries, or affiliates. Employee may not assign this Agreement.

8.3.    Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, supersede all prior understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement and constitute the sole agreement between the parties with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Restrictive Covenant Agreement.

8.4.    Notice.    All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the next day after being deposited with a reliable overnight delivery service; or (c) upon receipt of an answer back confirmation, if transmitted by facsimile, addressed to the below indicated facsimile number (if any). Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and facsimile number (if any) of the parties shall be as follows:

If to the Company, to:                  Attn: CEO

Viela Bio, Inc.

1 Medimmune Way

Gaithersburg, MD 20878

With a copy to:

If to Employee, to the address set forth on the signature page hereto or such other address on the personnel records of the Company.

provided that: (i) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days’ prior written notice to the other party in the manner set forth above; and (ii) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.

8.5.    Amendments. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and the Company.

8.6.    Construction. This Agreement shall be deemed drafted equally by both the Company and Employee. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement on the date first written above.

EMPLOYEE

/s/ Aaron Ren
Aaron Ren

Address:

VIELA BIO, INC.

/s/ Mitchell Chan
By:	Mitchell Chan
Title:	Chief Financial Officer

[Signature Page to Employment Agreement]

EXHIBIT A

Restrictive Covenant Agreement